Exhibit 4.1

Name of Company:
SINOTECH ENERGY LIMITED

SINOTECH ENERGY LIMITED

Number:

	Number	Share(s)
- -

Incorporated under the laws of the Cayman Islands
Share(s):		Share capital is US$50,000 divided into 500,000,000 Shares of a par value of US$0.0001 each
- -

Issued to: [name of shareholder]		THIS IS TO CERTIFY THAT [name of shareholder] is the registered holder of [no. of share] Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

Dated		GIVEN UNDER the common seal of the said Company on 2010.

THE COMMON SEAL of the said Company was hereunto affixed in the presence of:

Transferred from:

DIRECTOR

TRANSFER

I (the Transferor) for the value received DO HEREBY transfer to (the Transferee) the shares standing in my name in the undertaking called SINOTECH ENERGY LIMITED

To hold the same unto the Transferee

Dated

Signed by the Transferor

in the presence of:

Witness	Transferor